Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF CORRECTION OF "APPTECH PAYMENTS CORP.", FILED IN THIS OFFICE ON THE TWENTY-SEVENTH DAY OF DECEMBER, A.D. 2021, AT 8:31 O`CLOCK A.M.

Jeffrey W. Bullock, Secretary of State

6495551 8100
SR# 20214215112

Authentication: 205084348
Date: 12-27-21

State of Delaware
Secretary of State
Division of Corporations
Delivered 08:31 AM 12/27/2021
FILED 08:31 AM 12/27/2021
SR 20214215112 - File Number 6495551

STATE OF DELAWARE
CERTIFICATE OF CORRECTION

AppTech Payments Corp. ______________________________, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware.

DOES HEREBY CERTIFY:

1. The name of the corporation is AppTech Payments Corp. ______________.
2. That a Certificate of Incorporation
   (Title of Certificate Being Corrected)
   was filed by the Secretary of State of Delaware on December 23, 2021
   and that said Certificate requires correction as permitted by Section 103 of the General Corporation Law of the State of Delaware.
3. The inaccuracy or defect of said Certificate is: (must be specific)

   The Certificate of Incorporation mistakenly gave effect to a stock split which had not occurred. The Certificate of Incorporation incorrectly stated the authorized classes of capital stock were 105,363,158, of which 105,263,158 shares shall be shares of common stock having a par value of $0.001 per share ("Common Stock") and 100,000 shares shall be shares of preferred stock having a par value of $0.001 per share ("Preferred Stock").

4. Article 4.01 of the Certificate is corrected to read as follows:

Section 4.01. Authorized Classes of Stock. The total number of shares of stock of all classes of capital stock that the Corporation is authorized to issue is 1,000,100,000, of which 1,000,000,000 shares shall be shares of common stock having a par value of $0.001 per share ("**Common Stock**") and 100,000 shares shall be shares of preferred stock having a par value of $0.0001 per share ("**Preferred Stock**"). 14 shares of the authorized Preferred Stock of the Corporation are hereby designated Series A Convertible Preferred Stock (the "**Series A Preferred Stock**").

IN WITNESS WHEREOF, said corporation has caused this Certificate of Correction

This 23rd ______________ day of December ____________, A.D. 2021 .

DocuSigned by:
By: Luke D'Angelo
7CC820BD720D400...
Authorized Officer

Name: Luke D'Angelo_____
Print or Type

Title: Incorporator